Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen Select Tax-Free Income Portfolio
3
811-06693

A special meeting of the shareholders of Nuveen
Select Tax- Free Income Portfolio 3 (the
"Fund")
was held on August 1, 2001.

The purpose of the meeting was to approve an amendment to the Declaration of Trust, eliminating the provisions that require the termination of the Fund on July 31, 2017.

The number of shares voted in the
affirmative:
5,891,316 and
the number of negative votes:  416,511 with
abstaining votes:  221,517 and
Broker non-votes:  1,239,740

Proxy materials are herein incorporated by reference to the SEC filing on June 28, 2001, under Conformed Submission Type N-14/A, accession number 0000950137-01-502129.